Exhibit 10.16
REDDIT, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (this “Agreement”) is entered into effective as of March 10, 2024 (the “Effective Date”) between Steven Huffman (“Executive”) and Reddit, Inc. (the “Company”). The purpose of this Agreement is to provide severance benefits to Executive if Executive’s employment with the Company is terminated under the circumstances described below. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 5 below.
1.    Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.    Covered Termination Outside of a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates substantially in the form attached hereto as Appendix A (a “Release of Claims”) that becomes effective and irrevocable within 60 days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law:
(a)Severance. Executive shall be entitled to receive a severance payment equal to 12 months of Executive’s annual base salary at the rate in effect immediately prior to the Termination Date, less applicable withholdings, payable in a single cash lump sum on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(b)    Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents during the period (the “COBRA Period”) from the Termination Date through the earlier of (i) the 12-month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
(c)    Equity Awards. Except as otherwise provided in an individual equity award agreement, each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock unit award, held by Executive that vests based solely on continued services shall automatically become vested and, if applicable, exercisable, in each case, to the same extent such award would have otherwise vested during the 12-month period immediately following the Termination Date had Executive’s employment with the Company continued during such period.
3.    Covered Termination During Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive delivers to the Company a Release of Claims that becomes effective and irrevocable within 60 days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law:
(a)    Severance. Executive shall be entitled to receive a severance payment equal to 18 months of Executive’s annual base salary at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(b)    Prorated Target Bonus. Executive shall be entitled to receive Executive’s annual target bonus for the year in which the Termination Date occurs, prorated based on the number of days in such year during which Executive was employed by the Company. The prorated bonus will be payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(c)    Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents during the period (the “CIC COBRA Period”) from the Termination Date through the earlier of (i) the 18-month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code, under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
(d)    Equity Awards. Except as otherwise provided in an individual equity award agreement, each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock unit award, held by Executive shall automatically become vested and, if applicable, exercisable, in each case, with respect to 100% of the number of unvested shares underlying the award as of the Termination Date, which, for any equity award that vests based on the attainment of performance goals that remain unsatisfied as of immediately before the Termination Date, shall be calculated based on the achievement of the applicable performance goals at target levels. If the Termination Date precedes the Change in Control, all such unvested equity awards held by Executive shall remain outstanding and eligible to vest in accordance with this Section 3(d) if a Change in Control occurs within three months after the Termination Date, provided that in no event will any such award remain outstanding beyond the final expiration date of the award set forth in the individual equity agreement governing such award.

4.    Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.
5.    Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Board” means the board of directors of the Company.
(b)    “Cause” means Executive’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure results in, or reasonably could be expected to result in, material harm or injury to the Company, (ii) willful and material breach of any material agreement between Executive and the Company which results in, or reasonably could be expected to result in, material harm or injury to the Company, (iii) material failure to comply with the Company’s written policies or rules which results in, or reasonably could be expected to result in, material harm or injury to the Company, (iv) conviction of, or Executive’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) willful gross misconduct which results in, or reasonably could be expected to result in, material harm or injury to the Company or (vi) willful failure to perform assigned material duties commensurate with Executive’s position(s) with the Company; provided, that, no act or failure to act on Executive’s part shall be considered “willful” if such act was done, or omitted to be done, by Executive in good faith and with reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for Cause, except in the case of (iv), unless both (x) the Company provides written notice to Executive of the condition claimed to constitute Cause within 90 days of the Board’s initial awareness of such condition, and (y) Executive fails to remedy such condition within 30 days of receiving such written notice thereof. Any decision by the Company to terminate Executive for Cause shall be made by the vote of 2/3rds of the disinterested members of the Board at a duly-called meeting (A) at which Executive shall have been given a reasonable opportunity to be heard in person (with counsel to Executive present, if he so chooses) by the Board, and (B) after the Company shall have given Executive not less than 10 days advance notice of such Board meeting which notice shall clearly indicate that the Board will consider a termination of Executive’s employment for Cause at such meeting.
(c)    “Change in Control” has the meaning ascribed to such term, or term of similar effect, in the Company’s then-current equity incentive plan. Notwithstanding the foregoing, a Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to any compensation or benefit that is subject to Section 409A of the Code.
(d)    “Change in Control Period” means the period commencing three months prior to a Change in Control and ending 12 months following the Change in Control.

(e)    “Covered Termination” means the termination of Executive’s employment with the Company effected by the Company other than for Cause or Executive’s resignation of employment with the Company for Good Reason, and does not include Executive’s termination of employment due to death or disability.
(f)    “Good Reason” means the occurrence of any of the following events without Executive’s express written consent: (i) failure to maintain Executive’s titles and positions with the Company, including, without limitation, Executive’s removal from the Board, (ii) a material diminution in Executive’s authority, duties or responsibilities, assignment to Executive of duties or responsibilities that are inconsistent with his position(s), or a requirement that Executive report to any person or body other than the Board, (iii) a reduction in Executive’s base salary or target bonus opportunity as in effect immediately prior to such reduction, (iv) receipt of a notice that Executive’s principal workplace will be relocated more than 30 miles from Executive’s then-current workplace, or (v) any other material breach of this Agreement, or any other material agreement between Executive and the Company, by the Company. Any such event shall not constitute Good Reason unless Executive provides the Company with written notice thereof no later than 90 days following the initial occurrence of such event, the Company fails to remedy such event (if capable of being remedied) within 30 days of receipt of such notice, and Executive terminates Executive’s employment with the Company within 60 days after the expiration of such 30 day remedial period.
(g)    “Termination Date” means the date on which Executive experiences a Covered Termination.
6.    Taxes. All payments to be made under this Agreement will be subject to appropriate tax withholding and other deductions.
7.    Amendment of Agreement. This Agreement may be amended only by an express written agreement signed by both Executive and a duly authorized representative of the Company.
8.    Agreement Application. This Agreement shall be the only plan, agreement or arrangement with respect to which benefits may be provided to Executive upon a termination of employment and supersedes all prior agreements, arrangements or related communications of the Company relating to separation benefits or accelerated vesting benefits for Executive, whether formal or informal, or written or unwritten. Subject to the foregoing, any benefits under this Agreement will be provided to Executive in lieu of benefits under any other separation plan or agreement (including any employment agreement or offer letter or prior severance agreement, and the Company’s Executive Change in Control and Severance Plan).
9.    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform any of the Company’s obligations under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Agreement by operation of law. All of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.    Limitation On Employee Rights; At-Will Employment. This Agreement shall not give Executive the right to be retained in the service of the Company or interfere with or restrict the right of the Company to terminate Executive’s employment at any time and for any reason. Executive’s employment with the Company is at will.
11.    No Third-Party Beneficiaries. This Agreement shall not give any rights or remedies to any person other than Executive (or Executive’s estate or beneficiaries, in the event of Executive’s death) and the Company.
12.    Governing Law. This Agreement shall be interpreted, administered, and enforced in accordance with the statutes and common law of the jurisdiction in which the Company’s headquarters is located, excluding any that mandate the use of another jurisdiction’s laws.
13.    No Assignment of Benefits. Executive’s rights to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.
14.    Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.
15.    Section 409A.
(a)    Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Agreement unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”).
(b)    Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 15 shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(c)    Expense Reimbursements and In-Kind Benefits. To the extent that any reimbursements or in-kind benefits provided pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.
(d)    Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
16.    Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by the Executive or the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company. Any reduction in payments and/or benefits pursuant to this Section 16 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
(signature page follows)

The Parties have executed this Agreement on the dates shown below.

EXECUTIVE		REDDIT, INC.

/s/ Steven Huffman		/s/ Benjamin Lee
Steven Huffman
		By:	Benjamin Lee
		Title:	Chief Legal Officer and Corporate Secretary

Date:	March 10, 2024	Date:	March 10, 2024

APPENDIX A
RELEASE OF CLAIMS
This Release of Claims (“Release”) is entered into as of _________________, 20__, between Steven Huffman (“Executive”) and Reddit, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(c) below.
1.    Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)    On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; and any and all other federal, state and local laws, statutes, executive orders, regulations municipal ordinances, common law, and any other jurisdiction worldwide; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
Appendix A-1

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)    Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)    Claims for indemnification under any indemnification agreement with the Company, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)    In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)    Executive has the right to consult with an attorney before signing this Release;
(ii)    Executive has been given at least [21 OR 45] days to consider this Release;
(iii)    Executive has seven days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by Executive’s Change in Control and Severance Agreement with the Company (the “Severance Agreement”) unless and until such seven day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the seventh day following Executive’s execution of this Release to [_________].
(d)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
Appendix A-2

2.    Executive Representations. Executive represents and warrants that:
(a)    Executive has returned to the Company all Company property in Executive’s possession;
(b)    Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment and any accrued, unused vacation earned through such date, and any payments that become due under Executive’s Severance Agreement;
(c)    During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and
(d)    Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.
3.    Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
4.    Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.
5.    Integration Clause. This Release and the Severance Agreement contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.
6.    Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Electronic signatures shall have the same force and effectiveness as original signatures.
7.    Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.
(Signature page follows)
Appendix A-3

The Parties have executed the foregoing on the dates shown below.

EXECUTIVE	REDDIT, INC.

By:
Title:

Date:	Date:
Appendix A-4